Exhibit 99.1

NEWS RELEASE	NEO: SHWZ
For Immediate Release	OTCQX: SHWZ

SCHWAZZE BRINGS TOTAL RETAIL DISPENSARY COUNT TO 40;

ANNOUNCES COMPLETION OF LIGHTSHADE LABS LLC TRANSACTION

IN COLORADO AND AN ADDITIONAL R.GREENLEAF

STORE OPENING IN NEW MEXICO

DENVER, CO – December 19, 2022 – Medicine Man Technologies operating as Schwazze, (OTCQX:SHWZ NEO:SHWZ) ("Schwazze" or the “Company"), a premier vertically integrated, multi-state operating cannabis company with assets in Colorado and New Mexico, reaches company milestone of 40 dispensaries across both states. On December 15th, Schwazze closed the transaction to acquire certain assets of Lightshade Labs LLC (“Lightshade”). The transaction included the adult use Lightshade dispensaries located at 503 Havana St. in Aurora, as well as 2215 E. Mississippi Ave. in Denver’s vibrant Washington Park neighborhood. The consideration for the acquisition was US$2.75 million which was paid as all cash.

On the same day, Schwazze’s New Mexico retail banner, R.Greenleaf, located in Albuquerque, New Mexico opened yet another adult-use dispensary – the fifth in 90 days. The newest location at 110 Yale Blvd SE in Albuquerque officially opened its doors for business on December 15th. Store operating hours are 9a to 9p Monday through Saturday; 9a to 8p on Sunday.

The R.Greenleaf Yale store opening continues the deliberate expansion throughout the state of New Mexico. This brings R.Greenleaf’s total number of New Mexico retail dispensaries to 15. All locations serve the needs of medical patients as well as recreational adult-use consumers.

R.Greenleaf Yale will offer introductory pricing on flower, edibles, and vapes. Enrollment in the Gratify Rewards customer loyalty program is already open.

Newest ABQ Store Location

R.Greenleaf Yale

110 Yale Blvd SE

Albuquerque, New Mexico 87106

“Schwazze is excited to reach this company milestone of 40 retail stores across both the Colorado and New Mexico markets, said Nirup Krishnamurthy, President of Schwazze. Our team has worked extremely hard in 2022 to reach this major milestone. We are committed to extending exceptional customer service and wide product selections to all of our customers across Star Buds, Emerald Fields and R.Greenleaf retail banners.”

Since April 2020, Schwazze has acquired, opened or announced the planned acquisition of 40 cannabis retail dispensaries as well as seven cultivation facilities and two manufacturing plants in Colorado and New Mexico. In May 2021, Schwazze announced its Biosciences division and in August 2021 it commenced home delivery services in Colorado.

About Schwazze

Schwazze (OTCQX: SHWZ NEO: SHWZ) is building a premier vertically integrated regional cannabis company with assets in Colorado and New Mexico and will continue to take its operating system to other states where it can develop a differentiated regional leadership position. Schwazze is the parent company of a portfolio of leading cannabis businesses and brands spanning seed to sale. The Company is committed to unlocking the full potential of the cannabis plant to improve the human condition. Schwazze is anchored by a high-performance culture that combines customer-centric thinking and data science to test, measure, and drive decisions and outcomes. The Company's leadership team has deep expertise in retailing, wholesaling, and building consumer brands at Fortune 500 companies as well as in the cannabis sector. Schwazze is passionate about making a difference in our communities, promoting diversity and inclusion, and doing our part to incorporate climate-conscious best practices.

Medicine Man Technologies, Inc. was Schwazze’s former operating trade name. The corporate entity continues to be named Medicine Man Technologies, Inc. Schwazze derives its name from the pruning technique of a cannabis plant to enhance plant structure and promote healthy growth.

Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “plan,” “will,” “may,” “continue,” “predicts,” or similar words. Forward-looking statements are not guarantees of future events or performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control and cannot be predicted or quantified. Consequently, actual events and results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; (v) difficulties in securing regulatory approval to market our products and product candidates; (vi) our ability to successfully execute our growth strategy in Colorado and outside the state, (vii) our ability to consummate the acquisition described in this press release or to identify and consummate future acquisitions that meet our criteria, (viii) our ability to successfully integrate acquired businesses, including the acquisition described in this press release, and realize synergies therefrom, (ix) the ongoing COVID-19 pandemic, (x) the timing and extent of governmental stimulus programs, and (xi) the uncertainty in the application of federal, state and local laws to our business, and any changes in such laws. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.

Investors Joanne Jobin Investor Relations Joanne.jobin@schwazze.com 647.964.0292	Media Julie Suntrup, Schwazze Vice President | Corporate Marketing & Brands julie.suntrup@schwazze.com 303.371.0387

2